As filed with the Securities and Exchange Commission on August 1, 2013

Registration No. 333-129427

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ECOLAB INC.

(Exact name of registrant as specified in its charter)

Delaware	41-0231510
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

370 Wabasha Street North St. Paul, Minnesota	55102
(Address of Principal Executive Offices)	(Zip Code)

ECOLAB INC. 2005 STOCK INCENTIVE PLAN

(Full Title of the Plan)

James J. Seifert
Executive Vice President, General Counsel and Secretary
Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102
(651) 293-2981

(Name, address and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

Ecolab Inc., a Delaware corporation (the “Company”), is filing this Post-Effective Amendment No. 2 to Form S-8 Registration Statement to deregister certain securities originally registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on November 3, 2005 (File No. 333-129427 and referred to herein as the “Prior Registration Statement”) with respect to shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Ecolab Inc. 2005 Stock Incentive Plan (the “2005 Plan”).  Pursuant to the Prior Registration Statement, the Company registered for issuance a total of 12,000,000 shares of Common Stock under the 2005 Plan.

On May 6, 2010, the Company’s stockholders approved a new equity incentive plan, the Ecolab Inc. 2010 Stock Incentive Plan (the “2010 Plan”), which replaced the 2005 Plan as of that date.  No future awards have been made under the 2005 Plan since May 6, 2010 or will be made in the future.  According to the terms of the 2010 Plan, the shares of Common Stock that remained available for grant under the 2005 Plan as of May 6, 2010 became available for issuance under the 2010 Plan.  The total number of shares of Common Stock available for grant under the 2005 Plan and carried over to the 2010 Plan on May 6, 2010 was 1,400,000.  The shares carried over into the 2010 Plan on May 6, 2010 were deregistered under the Prior Registration Statement by means of a Post-Effective Amendment No. 1 to the Prior Registration Statement filed with the Commission on May 7, 2010.

On May 2, 2013, the Company’s stockholders approved an amendment and restatement of the 2010 Plan which, among other things, made an additional 17,000,000 shares of Common Stock available for issuance thereunder.  According to the terms of the amended and restated 2010 Plan, any shares of Common Stock subject to awards that were outstanding under the 2005 Plan as of May 6, 2010 that subsequently lapse, expire, are forfeited or terminated, are settled in cash or (if they are full value awards) have associated tax withholding obligations settled in shares (collectively referred to as “Forfeited Awards”) shall become available for issuance under the 2010 Plan based on the same share ratio by which the 2005 Plan share reserve was decreased when the awards were originally granted.  As of August 1, 2013, 680,000 shares of Common Stock subject to Forfeited Awards have been carried over to the 2010 Plan (the “Carryover Shares”) and have become available for issuance thereunder.  The Carryover Shares are hereby deregistered under the Prior Registration Statement.

Contemporaneously with the filing of this Post-Effective Amendment No. 2 to Form S-8 Registration Statement, the Company is filing a new Registration Statement on Form S-8 (the “New Registration Statement”) to register the additional shares of Common Stock available for offer or sale pursuant to the amended and restated 2010 Plan, including but not limited to the Carryover Shares.  The registration fee paid for the Carryover Shares under the Prior Registration Statement shall be carried over to the New Registration Statement.

The Company may, from time to time, file additional post-effective amendments to the Prior Registration Statement to deregister additional shares that subsequently become available for new awards under the amended and restated 2010 Plan to the extent that awards outstanding under the 2005 Plan as of May 6, 2010 hereafter become Forfeited Awards, and may register such shares pursuant to subsequent Registration Statements.

Item 8. Exhibits.

The following exhibit is filed as part of this Post-Effective Amendment No. 2 to Form S-8 Registration Statement:

Exhibit No.	Description
24.1	Power of Attorney (filed herewith electronically).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on August 1, 2013.

ECOLAB INC.

By:	/s/Douglas M. Baker, Jr.
Douglas M. Baker, Jr.
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed on August 1, 2013 by the following persons in the capacities indicated.

Signature	Title

/s/Douglas M. Baker, Jr.	Chairman of the Board and Chief Executive Officer
Douglas M. Baker, Jr.	(Principal Executive Officer and Director)*

/s/Daniel J. Schmechel	Chief Financial Officer (Principal Financial Officer)
Daniel J. Schmechel

/s/John J. Corkrean	Senior Vice President and Corporate Controller
John J. Corkrean	(Principal Accounting Officer)

/s/James J. Seifert
James J. Seifert	Directors
as attorney-in-fact for:

Barbara J. Beck, Stephen I. Chazen, Jerry A. Grundhofer, Arthur J. Higgins, Joel W. Johnson, Michael Larson, Jerry W. Levin, Robert L. Lumpkins, Victoria J. Reich, Mary M. VanDeWeghe and John J. Zillmer

Director not signing: Leslie S. Biller

ECOLAB INC.

REGISTRATION STATEMENT ON FORM S-8

INDEX TO EXHIBITS

Exhibit No.	Description	Method of Filing
24.1	Power of Attorney	Filed herewith electronically